Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-178271) of China Zenix Auto International Limited of our report dated April 28, 2014 relating to the consolidated financial statements and financial statement schedule of China Zenix Auto International Limited and its subsidiaries (the “Group”) appearing in the Annual Report on Form 20-F of China Zenix Auto International Limited for the year ended December 31, 2014.

/s/ Deloitte Touche Tohmatsu

Deloitte Touche Tohmatsu

Hong Kong

April 28, 2015